                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __ )*

                                 NEUROGESX, INC.
                    ----------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
                    ----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   641252101
                    ----------------------------------------
                                 (CUSIP NUMBER)

                                 AUGUST 3, 2009
                    ----------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the SECURITIES EXCHANGE ACT of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

--------------------------------                --------------------------------
    CUSIP NO. 641252101               13G             PAGE 2 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Moshe Arkin
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          1,070,851 (1)
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              280,000 (1)
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               1,070,851 (1)
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          280,000 (1)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,350,851 (1)
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    7.69% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) This figure is as of August 7, 2009.

(2) Based on 17,569,291 shares of common stock outstanding as of April 30, 2009
(as reported in the Issuer's 10Q filed with the Securities and Exchange
Commission ("SEC") on May 8, 2009).

                                       2

--------------------------------                --------------------------------
    CUSIP NO. 641252101               13G             PAGE 3 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    M. Arkin (1999) Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
                           -
  NUMBER OF            ---------------------------------------------------------
   SHARES              6   SHARED VOTING POWER
BENEFICIALLY               280,000 (1)
  OWNED BY             ---------------------------------------------------------
    EACH               7   SOLE DISPOSITIVE POWER
  REPORTING                -
 PERSON WITH           ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
                           280,000 (1)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    280,000 (1)
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    1.59% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) This figure is as of August 7, 2009.

(2) Based on 17,569,291 shares of common stock outstanding as of April 30, 2009
(as reported in the Issuer's 10Q filed with the Securities and Exchange
Commission ("SEC") on May 8, 2009).

                                       3

--------------------------------                --------------------------------
    CUSIP NO. 641252101               13G             PAGE 4 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Sphera Global Healthcare GP Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          -
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              280,000 (1)
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          280,000 (1)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    280,000 (1)
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    1.59% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) This figure is as of August 7, 2009.

(2) Based on 17,569,291 shares of common stock outstanding as of April 30, 2009
(as reported in the Issuer's 10Q filed with the Securities and Exchange
Commission ("SEC") on May 8, 2009).

                                       4

--------------------------------                --------------------------------
    CUSIP NO. 641252101               13G             PAGE 5 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Sphera Global Healthcare Management L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Israel
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          -
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              280,000 (1)
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          280,000 (1)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    280,000 (1)
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    1.59% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) This figure is as of August 7, 2009.

(2) Based on 17,569,291 shares of common stock outstanding as of April 30, 2009
(as reported in the Issuer's 10Q filed with the Securities and Exchange
Commission ("SEC") on May 8, 2009).

                                       5

--------------------------------                --------------------------------
    CUSIP NO. 641252101               13G             PAGE 6 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Sphera Global Healthcare Fund
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Cayman Islands
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          -
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              280,000 (1)
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          280,000 (1)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    280,000 (1)
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    1.59% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) This figure is as of August 7, 2009.

(2) Based on 17,569,291 shares of common stock outstanding as of April 30, 2009
(as reported in the Issuer's 10Q filed with the Securities and Exchange
Commission ("SEC") on May 8, 2009).

                                       6

--------------------------------                --------------------------------
    CUSIP NO. 641252101               13G             PAGE 7 OF 15 PAGES
--------------------------------                --------------------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS

    Sphera Global Healthcare Master Fund
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
    (a)  [_]
    (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Cayman Islands
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER
                          -
  NUMBER OF           ----------------------------------------------------------
   SHARES             6   SHARED VOTING POWER
BENEFICIALLY              280,000 (1)
  OWNED BY            ----------------------------------------------------------
    EACH              7   SOLE DISPOSITIVE POWER
  REPORTING               -
 PERSON WITH          ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
                          280,000 (1)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    280,000 (1)
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See instructions) [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    1.59% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON   (See instructions)
    CO
--------------------------------------------------------------------------------

(1) This figure is as of August 7, 2009.

(2) Based on 17,569,291 shares of common stock outstanding as of April 30, 2009
(as reported in the Issuer's 10Q filed with the Securities and Exchange
Commission ("SEC") on May 8, 2009).

                                       7

ITEM 1.   (a)  NAME OF ISSUER:

               NeurogesX, Inc.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2215 Bridgepointe Parkway, Suite 200, San Mateo, California 94404

ITEM 2.   (a)  NAME OF PERSON FILING:

               1. Moshe Arkin

               2. M. Arkin (1999) Ltd.

               3. Sphera Global Healthcare GP Ltd.

               4. Sphera Global Healthcare Management L.P.

               5. Sphera Global Healthcare Fund

               6. Sphera Global Healthcare Master Fund

               A portion of the securities reported herein are beneficially owned by Sphera Global Healthcare Fund, which invests all of its assets in Sphera Global Healthcare Master Fund. Sphera Global
               Healthcare Fund and Sphera Global Healthcare Master Fund have delegated all investment decision-making to Sphera Global
               Healthcare Management L.P. (the "Management Company"). The
               Management Company is managed, controlled, and operated by its general partner, Sphera Global Healthcare GP Ltd. M. Arkin (1999)
               Ltd. is entitled to appoint two members of the Investment
               Committee of the general partner, which reviews all investment decisions by the Management Company and determines the investment guidelines and strategy to be implemented. Mr. Arkin is currently one of these two appointments. There are currently four members of the investment committee, and no decision can be made without the consent of Mr. Arkin's designees.

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               Moshe Arkin - 6 Hachoshlim St., Herzelia, Israel

               M. Arkin (1999) Ltd. - 6 Hachoshlim St., Herzelia, Israel

               Sphera Global Healthcare GP Ltd. - Platinum House, 21 Ha'arba'ah
               Street, Tel-Aviv, 64739 Israel

               Sphera Global Healthcare Management L.P. - Platinum House, 21
               Ha'arba'ah Street, Tel-Aviv, 64739 Israel

                                       8

               Sphera Global Healthcare Fund - c/o Maples Corporate Services
               Limited, PO Box 309 GT, Ugland House, South Church Street, George
               Town, Grand Cayman KY1-1104, Cayman Islands

               Sphera Global Healthcare Master Fund - c/o Maples Corporate
               Services Limited, PO Box 309 GT, Ugland House, South Church
               Street, George Town, Grand Cayman KY1-1104, Cayman Islands

          (c)  CITIZENSHIP:

               Moshe Arkin - Israel

               M. Arkin (1999) Ltd. - Israel

               Sphera Global Healthcare GP Ltd. - Israel

               Sphera Global Healthcare Management L.P. - Israel

               Sphera Global Healthcare Fund - Cayman Islands

               Sphera Global Healthcare Master Fund - Cayman Islands

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NUMBER:

               641252101

ITEM 3.        N.A.

ITEM 4.        OWNERSHIP:

          (a)  AMOUNT BENEFICIALLY OWNED:

               See row 9 of cover page of each reporting person.

               Except for the shares of Common Stock beneficially owned by Mr.
               Arkin, each such entity named in this Schedule 13G and Mr. Arkin disclaims beneficial ownership of any such shares. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that any such entity or
               individual is the beneficial owner of the shares referred to herein for purposes of Section 13(d) of the Exchange Act or for any other purpose.

               The entities named in this Schedule 13G and Mr. Arkin may be deemed to constitute a "group" for purposes of Section 13(d) of the Exchange Act. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that a group exists for purposes of Schedule 13(d) of the Exchange Act or for any other purpose, and each of the entities named in this
               Schedule 13G and Mr. Arkin disclaims the existence of any such group.

                                       9

          (b)  PERCENT OF CLASS:

               See row 11 of cover page of each reporting person

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  Sole power to vote or to direct the vote:

                    See row 5 of cover page of each reporting person

               (ii) Shared power to vote or to direct the vote:

                    See row 6 of cover page of each reporting person and note in
                    Item 4(a) above

               (iii) Sole power to dispose or to direct the disposition of:

                    See row 7 of cover page of each reporting person

               (iv) Shared power to dispose or to direct the disposition of:

                    See row 8 of cover page of each reporting person and note in
                    Item 4(a) above

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  N.A.

               N.A.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER:

               N.A.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
               HOLDING COMPANY OR CONTROL PERSON:

               N.A.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               N.A.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               N.A.

                                       10

ITEM 10.       CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       11

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 12, 2009

                                           MOSHE ARKIN

                                           By: /s/ Menachem Inbar
                                           ----------------------
                                           Menachem Inbar*
                                           Attorney-in-fact

                                           M. ARKIN (1999) LTD.

                                           By: /s/ Menachem Inbar
                                           ----------------------
                                           Menachem Inbar**
                                           Attorney-in-fact for Moshe Arkin,
                                           Chairman of M. Arkin (1999) Ltd.

                                           SPHERA GLOBAL HEALTHCARE GP LTD.

                                           By: /s/ Menachem Inbar
                                           ----------------------
                                           Menachem Inbar***
                                           Director

                                           By: /s/ Doron Breen
                                           ----------------------
                                           Doron Breen***
                                           Director

                                       12

                                        SPHERA GLOBAL HEALTHCARE MANAGEMENT L.P.
                                        BY SPHERA GLOBAL HEALTHCARE GP LTD.,
                                        GENERAL PARTNER

                                        By: /s/ Menachem Inbar
                                        ----------------------
                                        Menachem Inbar***
                                        Director

                                        By: /s/ Doron Breen
                                        ----------------------
                                        Doron Breen***
                                        Director

                                        SPHERA GLOBAL HEALTHCARE FUND

                                        By: /s/ Menachem Inbar
                                        ----------------------
                                        Menachem Inbar****
                                        Director

                                        By: /s/ Doron Breen
                                        ----------------------
                                        Doron Breen****
                                        Director

                                        SPHERA GLOBAL HEALTHCARE MASTER FUND

                                        By: /s/ Menachem Inbar
                                        ----------------------
                                        Menachem Inbar*****
                                        Director

                                        By: /s/ Doron Breen
                                        ----------------------
                                        Doron Breen*****
                                        Director

* Duly authorized under Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated August 12, 2009 by and on behalf of Moshe Arkin, attached hereto as Exhibit 2.

** Duly authorized under Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated August 12, 2009 by and on behalf of Moshe Arkin as
Chairman M. Arkin (1999) Ltd., attached hereto as Exhibit 3.

                                       13

*** Duly authorized by Unanimous Written Consent of the Board of Directors of
Sphera Global Healthcare GP Ltd. allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Management L.P. for any and all
matters, including the filing of any report with any governmental authority, dated April 30, 2008 attached hereto as Exhibit 4.

**** Duly authorized by Unanimous Written Resolution of the Board of Directors
of Sphera Global Healthcare Fund allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Fund for any and all matters, including the filing of any report with any governmental authority, dated
February 19, 2007, attached hereto as Exhibit 5.

***** Duly authorized by Unanimous Written Resolution of the Board of Directors
of Sphera Global Healthcare Master Fund allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Master Fund for any and all matters, including the filing of any report with any governmental authority, dated February 19, 2007, attached hereto as Exhibit 6.

                                       14

EXHIBIT NO.  DESCRIPTION

Exhibit 1    Agreement of Joint Filing

Exhibit 2    Special Power of Attorney appointing Menachem Inbar
             attorney-in-fact, dated August 12, 2009 by and on behalf
             of Moshe Arkin

Exhibit 3    Special Power of Attorney appointing Menachem Inbar
             attorney-in-fact, dated August 12, 2009 by and on behalf of
             Moshe Arkin as Chairman M. Arkin (1999) Ltd.

Exhibit 4    Unanimous Written Consent of the Board of Directors  of
             Sphera Global Healthcare GP Ltd. allowing Menachem Inbar and
             Doron Breen, acting together, to bind Sphera Global Healthcare
             Management L.P. for any and all matters, including the filing of any report with  any governmental authority, dated April 30, 2008

Exhibit 5    Unanimous Written Resolution of the Board of Directors of Sphera
             Global Healthcare Fundallowing Menachem Inbar and Doron Breen,
             acting together, to bind Sphera Global Healthcare Fund for any and all matters, including the filing of any report with any
             governmental authority, dated February 19, 2007

Exhibit 6    Unanimous Written Resolution of the Board of Directors of Sphera
             Global Healthcare MasterFund allowing Menachem Inbar and
             Doron Breen, acting together, to bind Sphera Global
             Healthcare Master Fund for any and all matters, including the filing of any report with any governmental authority, dated
             February 19, 2007

                                       15

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT

     By this Agreement, the undersigned agree that this Statement on Schedule
13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of NeurogesX, Inc. is being filed on behalf of each of us.

August 12, 2009

                                           MOSHE ARKIN

                                           By: /s/ Menachem Inbar
                                           ----------------------
                                           Menachem Inbar*
                                           Attorney-in-fact

                                           M. ARKIN (1999) LTD.

                                           By: /s/ Menachem Inbar
                                           ----------------------
                                           Menachem Inbar**
                                           Attorney-in-fact for Moshe Arkin,
                                           Chairman of M. Arkin (1999) Ltd.

                                           SPHERA GLOBAL HEALTHCARE GP LTD.

                                           By: /s/ Menachem Inbar
                                           ----------------------
                                           Menachem Inbar***
                                           Director

                                           By: /s/ Doron Breen
                                           ----------------------
                                           Doron Breen***
                                           Director

                                        SPHERA GLOBAL HEALTHCARE MANAGEMENT L.P.
                                        BY SPHERA GLOBAL HEALTHCARE GP LTD.,
                                        GENERAL PARTNER

                                        By: /s/ Menachem Inbar
                                        ----------------------
                                        Menachem Inbar***
                                        Director

                                        By: /s/ Doron Breen
                                        ----------------------
                                        Doron Breen***
                                        Director

                                        SPHERA GLOBAL HEALTHCARE FUND

                                        By: /s/ Menachem Inbar
                                        ----------------------
                                        Menachem Inbar****
                                        Director

                                        By: /s/ Doron Breen
                                        ----------------------
                                        Doron Breen****
                                        Director

                                        SPHERA GLOBAL HEALTHCARE MASTER FUND

                                        By: /s/ Menachem Inbar
                                        ----------------------
                                        Menachem Inbar*****
                                        Director

                                        By: /s/ Doron Breen
                                        ----------------------
                                        Doron Breen*****
                                        Director

* Duly authorized under Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated August 12, 2009 by and on behalf of Moshe Arkin, attached hereto as Exhibit 2.

** Duly authorized under Special Power of Attorney appointing Menachem Inbar attorney-in-fact, dated August 12, 2009 by and on behalf of Moshe Arkin as
Chairman M. Arkin (1999) Ltd., attached hereto as Exhibit 3.

                                       2

*** Duly authorized by Unanimous Written Consent of the Board of Directors of
Sphera Global Healthcare GP L.P. allowing Menachem Inbar and Doron
Breen, acting together, to bind Sphera Global Healthcare Management L.P. for any and all matters, including the filing of any report with any governmental authority, dated April 30, 2008 attached hereto as Exhibit 4.

**** Duly authorized by Unanimous Written Resolution of the Board of Directors
of Sphera Global Healthcare Fund allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Fund for any and all matters, including the filing of any report with any governmental authority, dated
February 19, 2007, attached hereto as Exhibit 5.

***** Duly authorized by Unanimous Written Resolution of the Board of Directors
of Sphera Global Healthcare Master Fund allowing Menachem Inbar and Doron Breen, acting together, to bind Sphera Global Healthcare Master Fund for any and all matters, including the filing of any report with any governmental authority, dated February 19, 2007, attached hereto as Exhibit 6.

                                       3

                                    EXHIBIT 2

                            SPECIAL POWER OF ATTORNEY

The undersigned does hereby make, constitute and appoint Menachem Inbar as the undersigned's true and lawful attorney-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

(1) prepare, execute, acknowledge, deliver and file Schedule 13D (including any amendments thereto) or Schedule 13G (including any amendments thereto) with respect to the securities of NeurogesX, Inc., a California corporation (the
"Company"), with the United States Securities and Exchange Commission, any
securities exchanges and the Company, as considered necessary or advisable under
Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time (the "Exchange
Act");

(2) seek or obtain, as the undersigned's representative and on the undersigned's behalf, information on transactions in the Company's securities from any third party, including brokers, employee benefit plan administrators and trustees, and the undersigned hereby authorizes any such person to release any such information to the undersigned and approves and ratifies any such release of information; and

(3) perform any and all other acts which in the discretion of such attorney-in-fact are necessary or desirable for and on behalf of the undersigned in connection with the foregoing.

The undersigned acknowledges that:

(1) this Power of Attorney authorizes, but does not require, such attorney-in-fact to act in their discretion on information provided to such attorney-in-fact without independent verification of such information;

(2) any documents prepared and/or executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney will be in such form and will contain such information and disclosure as such attorney-in-fact, in his or her discretion, deems necessary or desirable;

(3) such attorney-in-fact does not assume (i) any liability for the undersigned's responsibility to comply with the requirement of the Exchange Act, or (ii) any liability of the undersigned for any failure to comply with such requirements; and

(4) this Power of Attorney does not relieve the undersigned from responsibility for compliance with the undersigned's obligations under the Exchange Act, including without limitation the reporting requirements under Section 13(d) of the Exchange Act.

     The undersigned hereby gives and grants the foregoing attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or appropriate to be done in and about the foregoing matters as fully to all intents and purposes as the undersigned might or could do if present, hereby ratifying all that such attorney-in-fact of, for and on behalf of the undersigned, shall lawfully do or cause to be done by virtue of this Limited Power of Attorney.

     This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to such attorney-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of August, 2009.

                                                            /s/ Moshe Arkin
                                                            ---------------
                                                            Moshe Arkin

                                       2

                                    EXHIBIT 3

                            SPECIAL POWER OF ATTORNEY

The undersigned, as Chairman of M. Arkin (1999) Ltd., does hereby make, constitute and appoint Menachem Inbar as the undersigned's true and lawful attorney-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

(1) prepare, execute, acknowledge, deliver and file Schedule 13D (including any amendments thereto) or Schedule 13G (including any amendments thereto) with respect to the securities of NeurogesX, Inc., a California corporation (the
"Company"), with the United States Securities and Exchange Commission, any
securities exchanges and the Company, as considered necessary or advisable under
Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time (the "Exchange
Act");

(2) seek or obtain, as the undersigned's representative and on the undersigned's behalf, information on transactions in the Company's securities from any third party, including brokers, employee benefit plan administrators and trustees, and the undersigned hereby authorizes any such person to release any such information to the undersigned and approves and ratifies any such release of information; and

(3) perform any and all other acts which in the discretion of such attorney-in-fact are necessary or desirable for and on behalf of the undersigned in connection with the foregoing.

The undersigned acknowledges that:

(1) this Power of Attorney authorizes, but does not require, such attorney-in-fact to act in their discretion on information provided to such attorney-in-fact without independent verification of such information;

(2) any documents prepared and/or executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney will be in such form and will contain such information and disclosure as such attorney-in-fact, in his or her discretion, deems necessary or desirable;

(3) such attorney-in-fact does not assume (i) any liability for the undersigned's responsibility to comply with the requirement of the Exchange Act, or (ii) any liability of the undersigned for any failure to comply with such requirements; and

(4) this Power of Attorney does not relieve the undersigned from responsibility for compliance with the undersigned's obligations under the Exchange Act, including without limitation the reporting requirements under Section 13(d) of the Exchange Act.

     The undersigned hereby gives and grants the foregoing attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or appropriate to be done in and about the foregoing matters as fully to all intents and purposes as the undersigned might or could do if present, hereby ratifying all that such attorney-in-fact of, for and on behalf of the undersigned, shall lawfully do or cause to be done by virtue of this Limited Power of Attorney.

     This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to such attorney-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of August, 2009.

                                                      /s/ Moshe Arkin
                                                      ---------------
                                                      Moshe Arkin as Chairman of
                                                      M. Arkin (1999) Ltd.

                                       2

                                    EXHIBIT 4

                        SPHERA GLOBAL HEALTHCARE GP LTD.

                                 (the "COMPANY")

                            UNANIMOUS WRITTEN CONSENT

                                       OF

                      THE BOARD OF DIRECTORS OF THE COMPANY

                           Dated as of April 30, 2008

The undersigned, comprising all the members of the Board of Directors of the
Company, acting in lieu of meeting pursuant to the Articles of Association of the Company and waiving any prior notice requirements, do hereby consent in writing as follows:

IT IS RESOLVED:

1.   That the authorized signatories (each "SIGNATORY") on behalf and in the name of the Company, acting in its capacity as the general partner of
     Sphera Global Healthcare Management, LP, an Israeli limited partnership
     (the "PARTNERSHIP") shall be divided into two groups as follows:

     GROUP I:                                  GROUP II:
     --------                                  ---------

     Itschak Shrem /s/ Itschak Shrem           Doris Arkin    /s/ Doris Arkin
                   -----------------                          ---------------

     Doron Breen   /s/ Doron Breen             Menachem Inbar /s/ Menachem Inbar
                   ---------------                            ------------------

     Regina Unger  /s/ Regina Unger
                   ----------------

     Israel Mor    /s/ Israel Mor
                   --------------

     David Lieber  /s/ David Lieber
                   ----------------

     Ron Senator   /s/ Ron Senator
                   ---------------

     The signature of any Signatory named in Group I along with the signature of any Signatory named in Group II and along with the name of the Company printed, stamped or typed shall bind Partnership for any and all matters.

2.   To authorize any two of the Signatories, acting together, to file with any governmental authority, on behalf and in the name of the Partnership, any report which the Partnership is required to file under any applicable law and that the joint signature of such two Signatories along with the name of the Company printed, stamped or typed shall bind the Partnership with respect to such reports.

3.   * * *

                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, it has been resolved as of the date appearing above.

     Itschak Shrem /s/ Itschak Shrem           Doris Arkin    /s/ Doris Arkin
                   -----------------                          ---------------

     Doron Breen   /s/ Doron Breen             Menachem Inbar /s/ Menachem Inbar
                   ---------------                            ------------------

     I, the undersigned, H. Zisapel, Adv., hereby confirm that the foregoing written resolutions of the Board of Directors of the Company were lawfully adopted in accordance with the articles of association of the Company and duly recorded in the Company's minute book.

     /s/ Hilla Zisapel, Adv.
     -----------------

                                       2

                                    EXHIBIT 5

                          SPHERA GLOBAL HEALTHCARE FUND
                                 (THE "COMPANY")

                          UNANIMOUS WRITTEN RESOLUTION

                                       OF

                      THE BOARD OF DIRECTORS OF THE COMPANY

                          DATED AS OF FEBRUARY 19, 2007

The undersigned, comprising all the members of the Board of Directors of the
Company, acting in lieu of meeting in accordance with the Articles of
Association of the Company and waiving any prior notice requirements, do hereby consent in writing as follows:

IT IS RESOLVED:

     1.   That the authorized signatories on behalf and in the name of the
          Company shall be ITSCHAK SHREM, DORIS ARKIN, DORON BREEN and MENACHEM
          INBAR (each "SIGNATORY").

     2.   That the joint signature of any two Signatories along with the name of the Company printed, stamped or typed shall bind Company for any and all matters.

     3.   * * *

     4.   To hereby authorize any two Signatories, together, to sign, execute and deliver all such documents and instruments on behalf of the
          Company, as may be required to open and operate such Accounts.

     5.   That in addition to the foregoing, with respect to the operation of the Accounts, each of ISRAEL MOR, DORON BREEN, RON SENATOR and AYALA
          HENIG is hereby authorized to submit oral instructions via telephone in the name and on behalf of the Company; PROVIDED that such instructions SHALL NOT effect a withdrawal and/or transfer of monies, securities or assets from the Company's Accounts.

                [REMINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, it has been resolved as of the date appearing above.

     /s/ Itschak Shrem                                 /s/ Doris Arkin
     -----------------                                 ---------------
     Itschak Shrem                                     Doris Arkin

     /s/ Doron Breen                                   /s/ Menachem Inbar
     ---------------                                   ------------------
     Doron Breen                                       Menachem Inbar

I, the undersigned, ______, Adv., hereby confirm that the foregoing written resolutions of the Board of Directors of the Company were lawfully adopted in accordance with the articles of association of the Company and duly recorded in the Company's minute book.

____________, Adv.

                                       2

                                    EXHIBIT 6

                      SPHERA GLOBAL HEALTHCARE MASTER FUND
                                 (THE "COMPANY")

                          UNANIMOUS WRITTEN RESOLUTION

                                       OF

                      THE BOARD OF DIRECTORS OF THE COMPANY

                          DATED AS OF FEBRUARY 19, 2007

The undersigned, comprising all the members of the Board of Directors of the
Company, acting in lieu of meeting in accordance with the Articles of
Association of the Company and waiving any prior notice requirements, do hereby consent in writing as follows:

IT IS RESOLVED:

     1.   That the authorized signatories on behalf and in the name of the
          Company shall be ITSCHAK SHREM, DORIS ARKIN, DORON BREEN and MENACHEM
          INBAR (each "SIGNATORY").

     2.   That the joint signature of any two Signatories along with the name of the Company printed, stamped or typed shall bind Company for any and all matters.

     3.   * * *

     4.   To hereby authorize any two Signatories, together, to sign, execute and deliver all such documents and instruments on behalf of the
          Company, as may be required to open and operate such Accounts.

     5.   That in addition to the foregoing, with respect to the operation of the Accounts, each of ISRAEL MOR, DORON BREEN, RON SENATOR and AYALA
          HENIG is hereby authorized to submit oral instructions via telephone in the name and on behalf of the Company; PROVIDED that such instructions SHALL NOT effect a withdrawal and/or transfer of monies, securities or assets from the Company's Accounts.

                [REMINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, it has been resolved as of the date appearing above.

     /s/ Itschak Shrem          /s/ Doris Arkin
     -----------------          ---------------
     Itschak Shrem              Doris Arkin

     /s/ Doron Breen            /s/ Menachem Inbar
     ---------------            ------------------
     Doron Breen                Menachem Inbar

I, the undersigned, ______, Adv., hereby confirm that the foregoing written resolutions of the Board of Directors of the Company were lawfully adopted in accordance with the articles of association of the Company and duly recorded in the Company's minute book.

____________, Adv.

                                       2